EXHIBIT 99.1

Adept Technology Announces Public Offering of Common Stock

PLEASANTON, Calif., May 21, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced that it plans to offer shares of its common stock in a public offering registered with the U.S. Securities and Exchange Commission.

Adept intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of debt, capital expenditures, increasing our working capital, and the financing of ongoing operating expenses and overhead. Pending the application of the net proceeds, Adept may invest the proceeds in marketable securities and short-term investments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Roth Capital Partners will act as the sole manager of the offering.

A preliminary prospectus supplement related to the offering was filed with the SEC on May 21, 2012. Electronic copies of the preliminary prospectus relating to these securities may be obtained, when available, by contacting Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or via email at rothecm@roth.com.

About Adept Technology

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

All trade names are either trademarks or registered trademarks of their respective holders.

This press release contains forward-looking statements based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: lack of cash dividends; future sales or dilution of our equity could depress the market price of our common stock; management's broad discretion over the use of proceeds; fluctuation of our operating results due to factors difficult to forecast or out of our control; our operating losses, negative cash flow and limited cash resources impairing our growth investment; our concentrated equity ownership; and our stock price volatility.

CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com